EXHIBIT 99.1

Eversource Energy Reports Third Quarter 2016 Results

(HARTFORD, Conn. and BOSTON, Mass. – November 1, 2016)  Eversource Energy (NYSE: ES) today reported earnings of $265.3 million, or $0.83 per share, in the third quarter of 2016, compared with earnings of $235.9 million, or $0.74 per share, in the third quarter of 2015.  In the first nine months of 2016, Eversource Energy earned $713.1 million, or $2.24 per share, compared with earnings of $696.7 million, or $2.19 per share, in the first nine months of 2015.

“We look forward to completing a successful 2016,” said Jim Judge, Eversource president and chief executive officer.  “Our earnings are on track to achieve our full-year guidance of $2.90-$3.05 per share and we continue to be confident in our long-term earnings and dividend growth rate of 5-7 percent.  Additionally, our service reliability levels, despite the challenge of a hot summer and increased storm activity, continue to place us in the upper tier of utilities.”

Electric Transmission

Eversource Energy’s transmission segment earned $88.4 million in the third quarter of 2016 and $266.6 million in the first nine months of 2016, compared with earnings of $78 million in the third quarter of 2015 and $225 million in the first nine months of 2015.  The improved results for both periods were primarily due to an increased level of investment in Eversource Energy’s transmission system, as well as the absence in 2016 of a $12.4 million first-quarter 2015 charge related to an order issued by the Federal Energy Regulatory Commission concerning the return on equity allowed New England transmission owners.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $170.1 million in the third quarter of 2016 and $381.3 million in the first nine months of 2016, compared with earnings of $167.3 million in the third quarter of 2015 and $418.7 million in the first nine months of 2015.  Improved third quarter results primarily reflect higher retail revenues, which were partially offset by higher depreciation and property taxes resulting from increased investment in Eversource’s electric distribution systems.  The lower year-to-date results primarily reflect the absence in 2016 of the benefits associated with resolving several regulatory issues at NSTAR Electric in the first quarter of 2015.

The third quarter earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2016	2015
CL&P	$85.2	$78.8
NSTAR Electric	$116.7	$118.1
PSNH	$38.5	$32.5
WMECO	$16.0	$15.0

Earnings of Eversource Energy’s electric utility subsidiaries for the first nine months are noted below in millions, net of preferred dividends:

	2016	2015
CL&P	$252.4	$224.0
NSTAR Electric	$238.4	$282.7
PSNH	$105.8	$92.5
WMECO	$46.1	$42.4

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment had a loss of $7 million in the third quarter of 2016 and earnings of $51.9 million in the first nine months of 2016, compared with a loss of $3.5 million in the third quarter of 2015 and earnings of $57.5 million in the first nine months of 2015.  Lower third quarter results were due primarily to a higher effective tax rate in 2016.  Lower nine-month results in 2016 were due primarily to the impact on firm sales of a much milder winter in 2016.

Parent and other companies

Eversource Energy parent and other companies earned $13.8 million in the third quarter of 2016 and $13.3 million in the first nine months of 2016, compared with a net loss of $5.9 million in the third quarter of 2015 and a net loss $4.5 million in the first nine months of 2015.  Improved third quarter and year-to-date results were due primarily to a lower effective tax rate and the absence in 2016 of integration costs.  Those impacts were partially offset by higher interest costs.

The following table reconciles 2016 and 2015 third quarter and first nine months earnings per share:

		Third Quarter	Nine Months
2015	Reported EPS	$0.74	$2.19
	Higher transmission earnings in 2016	$0.04	$0.14
	Higher retail electric revenues and generation results in 2016	$0.03	$0.02
	Lower firm natural gas sales in 2016	---	($0.03)
	Lower non-tracked O&M in 2016	$0.02	$0.02
	Higher property tax, depreciation, and amortization expense in 2016	($0.02)	($0.05)
	Higher interest expense	($0.01)	($0.03)
	Lower effective tax rate	$0.02	---
	Other	$0.01	($0.02)
2016	Reported EPS	$0.83	$2.24

Financial results for the third quarter and first nine months of 2016 and 2015 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2016	September 30, 2015	Increase/ (Decrease)	2016 EPS[1]
Electric Distribution/Generation	$170.1	$167.3	$2.8	$0.53
Natural Gas Distribution	($7.0)	($3.5)	($3.5)	($0.02)
Electric Transmission	$88.4	$78.0	$10.4	$0.28
Eversource Parent and Other Companies	$13.8	($5.9)	$19.7	$0.04
Reported Earnings/EPS	$265.3	$235.9	$29.4	$0.83

Nine months ended:

(in millions, except EPS)	September 30, 2016	September 30, 2015	Increase/ (Decrease)	2016 EPS[1]
Electric Distribution/Generation	$381.3	$418.7	($37.4)	$1.20
Natural Gas Distribution	$51.9	$57.5	($5.6)	$0.16
Electric Transmission	$266.6	$225.0	$41.6	$0.84
Eversource Parent and Other Companies	$13.3	($4.5)	$17.8	$0.04
Reported Earnings/EPS	$713.1	$696.7	$16.4	$2.24

Retail sales data:

Three months ended:	September 30, 2016	September 30, 2015	% Change
Electric Distribution (Gwh)
Traditional	8,131	8,136	(0.01%)
Decoupled	7,213	7,070	2.0%
Total Electric Distribution	15,344	15,206	0.9%

Natural Gas Distribution (mmcf)
Traditional	5,270	5,449	(3.3%)
Decoupled and Special Contracts	5,653	5,688	(0.6%)
Total Natural Gas Distribution	10,923	11,137	(1.9%)

Nine months ended:	September 30, 2016	September 30, 2015	% Change
Electric Distribution (Gwh)
Traditional	21,731	22,309	(2.6%)
Decoupled	19,235	19,865	(3.2%)
Total Electric Distribution	40,966	42,174	(2.9%)

Natural Gas Distribution (mmcf)
Traditional	31,570	36,355	(13.2%)
Decoupled and Special Contracts	36,537	42,134	(13.3%)
Total Natural Gas Distribution	68,107	78,489	(13.2%)

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on November 2, 2016, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our third quarter and year-to-date 2016 and 2015 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances;  actions or inaction of local, state and federal regulatory, public policy and taxing bodies; changes in business conditions, which could include disruptive technology related to Eversource’s current or future business model; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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